EXHIBIT 11

         Net loss per common and common equivalent share for the period January 1, 1996 to September 30, 1996 is determined on a basis consistent with APB 15. During this period a treasury stock approach was used in determining the incremental shares outstanding. Because the Company has reported losses in each period, the impact of the incremental shares was anti-dilutive.

         The calculation follows:

                 Statement re Computation of Per Share Earnings



                                                     Weighted Average Common Shares Outstanding

                                                     Three Months Ended                   Nine Months Ended
                                                        September 30,                        September 30,
                                                     --------------------                -------------------
                                                     1995            1996                1995           1996
                                                     ----            ----                ----           ----
                                                         (Unaudited)                         (Unaudited)
Common stock issued through
December 31, 1994 and 1995,
respectively...........................                    -              -           5,861,332       5,994,790

Common stock issued through
June 30, 1995 and 1996,
respectively...........................            5,986,245      7,153,796                   -               -

Weighted average common
stock issued / (repurchased)
in the three months ended
September 30, 1995
and 1996, respectively.................               (3,920)        10,935                   -               -

Weighted average common
stock issued in the nine
months ended September 30, 1995
and 1996, respectively.................                    -              -              87,907         780,715
                                                  ----------      ---------           ---------       ---------
Total stock.............................           5,982,325      7,164,731           5,949,239       6,775,505
                                                  ==========     ==========           =========       =========

Net loss   .............................         $(1,014,286)    $ (130,463)        $(2,421,497)    $(2,612,158)
                                                 ===========     ==========          ==========      ==========

Net loss per common and common
     equivalent share                            $     (0.17)    $    (0.02)        $     (0.41)    $     (0.39)
                                                 ===========     ==========         ===========      ==========


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